Exhibit 99.1

COTY INC. APPOINTS MARIO REIS EXECUTIVE VICE PRESIDENT, SUPPLY CHAIN

Senior Executive Will Join the Global Beauty Company’s Executive Committee in May

NEW YORK, March 25, 2014 — Leading global beauty company Coty Inc. (NYSE:COTY) announced today the appointment of Mario Reis as Executive Vice President, Supply Chain, effective May 1, 2014. Mr. Reis will join the Executive Committee and report to Michele Scannavini, CEO. He will be based in Geneva. Mr. Reis will replace Darryl McCall who will work on the transition and other projects to ensure continuity in supply chain performance before his retirement on December 31, 2014.

Mr. Reis has more than 30 years of experience as a solid business leader and supply chain expert. He brings with him a unique skill set, from running one of the most complex supply chain operations in fresh foods, to driving a business unit in an emerging market. Mr. Reis built his career during his tenure at Danone, where he held several senior executive positions within Worldwide Operations from 1996-2014. In his various supply chain roles within Danone, Mr. Reis was successful in implementing best practices and synergies across divisions. Most recently, Mr. Reis served as Managing Director of Danone South Africa, where his leadership resulted in strong acceleration in profitability and growth over a 5 year period. Prior to that, Mr. Reis worked at Mars Inc. and Bain & Co in various business roles from 1986-1996.

“I am very excited to welcome Mario as Coty’s new head of supply chain,” said Michele Scannavini, CEO, Coty Inc. “His successful and diversified experience in the supply chain and commercial fields brings to Coty a unique perspective and strong skill set for a best in class end-to-end supply chain.”

As previously reported, Darryl McCall will retire as Executive Vice President, Global Operations and Executive Committee member. After a successful career in the highly competitive beauty industry, Mr. McCall plans to put his energy towards increasing the success of minority students in math, science, engineering and technology. Due to his leadership, he transformed the company’s supply chain, allowing it to achieve operational excellence. Mr. McCall was also instrumental in spearheading the Leading Bold Change Initiative, a volunteer based employee engagement program used to inspire creative and innovative solutions within the work place.

“Along with Coty’s Executive Team, I would like to acknowledge Darryl’s many talents and thank him for his outstanding contributions to our success. We very much valued his leadership in building a strong and reliable supply chain. He will be missed and we wish him all the best for the future,” continued Scannavini.

###

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2013. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such global brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

PRESS CONTACTS:

COTY INC.

Catherine Walsh

Senior Vice President, Corporate Communications

catherine_walsh@cotyinc.com

T: +1 212 389 7346